Exhibit 99.2

Compensation Arrangements for Lauren B. Peters
Effective July 1, 2011

The following is a summary of the compensation arrangements effective July 1, 2011 for Lauren B. Peters in her capacity as Executive Vice President and Chief Financial Officer of the Company.

•	Annual Base Salary. $475,000

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Stock Awards. Ms. Peters received a stock option grant covering 40,000 shares of common stock, which will vest over a three-year period beginning May 26, 2012, and an award of 20,000 shares of restricted stock. The restricted stock award will vest on June 30, 2014 provided Ms. Peters is employed by the Company or one of its subsidiaries or affiliates through the vesting date. With regard to her restricted stock award, Ms. Peters will be entitled to receive and retain all cash dividends that are payable after the date of grant to record holders of the Company’s common stock.

•	Annual and Long-Term Incentive Compensation Plans. Participation in the Annual Incentive Compensation Plan, as amended and the Long-Term Incentive Compensation Plan, as amended and restated.

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Benefit Plans and Other Arrangements. Ms. Peters continues to be eligible to participate in the Company’s broad-based benefit programs including health, disability and life insurance programs, qualified 401(k) plan, pension plan, excess retirement plan, and supplemental executive retirement plan.

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Perquisites. Ms. Peters is eligible to participate in certain programs offered by the Company, including automobile expense reimbursement, executive medical expense reimbursement, executive life and long-term disability, and financial planning programs.